Exhibit 5.1

              [Skadden, Arps, Slate, Meagher & Flom (Illinois)
                                letterhead]

                                      April 4, 1997

        Foundation Health Systems, Inc.
        225 North Main Street
        Pueblo, Colorado  81003

                       Re:  Foundation Health Systems, Inc.
                            Registration on Form S-8

        Dear Ladies and Gentlemen:

                  We have acted as special counsel to Foundation Health Systems, Inc., formerly known as Health Systems International, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Registration Statement on form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of 4,762,006 shares (the "Shares") of Class A Common Stock, $.001 par value (the "Common Stock"), of the Company, together with 4,762,006 Series A Participating Preferred Stock Purchase Rights (the "Rights") associated therewith, which may be issued pursuant to the Foundation Health Corporation Employee Stock Purchase Plan, the Foundation Health Corporation Profit Sharing and 401(k) Plan (Amended and Restated effective January 1, 1994), the 1990 Stock Option Plan of Foundation Health Corporation, the 1992 Nonstatutory Stock Option Plan of Foundation Health Corporation, the 1989 Stock Plan of Business Insurance Corporation (as Amended and Restated Effective September 22, 1992), the Managed Health Network, Inc. Incentive Stock option Plan, the Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan and the 1993 Nonstatutory Stock Option Plan of Foundation Health Corporation (collectively, the "Plans").

               Pursuant to the terms of the Agreement and Plan of Merger dated as of October 1, 1996 (the "Merger Agreement") among the Company, FH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Foundation Health Corporation, a Delaware corporation ("FHC"), which provides for the merger of FH Acquisition Corp. with and into FHC, with FHC surviving as a wholly-owned subsidiary of the Company, the Company agreed to assume the Plans at the Effective Time (as defined in the Merger Agreement).

                  This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Merger Agreement; (iv) the Certificate of Merger of FHC and Merger Sub, dated April 1, 1997; (v) the Certificate of Incorporation of the Company, as presently in effect; (vi) the By-Laws of the Company, as presently in effect; (vii) certain resolutions of the Board of Directors of the Company approving the Merger Agreement and agreeing to the assumption of the Plans by the Company as of the Effective Time; and (viii) the Plans as amended to date. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuiness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by the parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute the valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representatives of officers, trustees and other representatives of the Company and others.

                  Members of our firm are admitted to the practice of law in the State of Illinois, and we do not express any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States.

                  Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that:

                  1. Upon issuance pursuant to the terms of the Plans, the Shares will be validly issued, fully paid and nonassessable.

                  2. Each Right associated with the Shares will be validly issued when the associated Shares have been duly issued as set forth in paragraph 1.

                  We hereby consent to all references to our Firm in the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under the
        Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of the facts stated or assumed herein or any subsequent changes in applicable law.

                            Very truly yours,

                            /s/ Skadden, Arps, Slate, Meagher &
                                 Flom